EXHIBIT 99.1

AutoZone Announces Executive Changes

MEMPHIS, Tenn., Aug. 27, 2020 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO), today announced that Bill Giles, Executive Vice President and Chief Financial Officer, Finance, Information Technology and Store Development, and Bill Hackney, Senior Vice President, Merchandising will retire at the end of December 2020.

“I give special thanks to Bill Giles and Bill Hackney for their many contributions and years of exceptional service to our organization, their fellow AutoZoners and customers,” said Bill Rhodes, Chairman, President and Chief Executive Officer. “In his 14-year AutoZone career, Bill Giles has driven innovation, provided insightful guidance and leadership, and worked tirelessly to further strengthen our financial position.  Bill Hackney has been an AutoZoner for 37 years and led multiple areas and teams across the Company during his remarkable career.  His passion for and deep understanding of our culture, customers and businesses are unparalleled.  While we will certainly miss them both, they have built organizations that are well prepared to continue moving our company forward into the future. I wish them and their families the very best in their retirements,” said Rhodes.

Additionally, Jamere Jackson will join the Company as Executive Vice President and Chief Financial Officer-Elect, Finance and Store Development, and Seong Ohm will join as Senior Vice President, Merchandising.

Jamere will come to AutoZone from Hertz Global Holdings, Inc. (Hertz) where he was most recently Executive Vice President and Chief Financial Officer.  Before joining Hertz, Jamere served as Chief Financial Officer of Nielsen Holdings.  Prior to joining Nielsen Holdings, he was Vice President and Chief Financial Officer of a division of General Electric Oil and Gas.  Throughout his career, Jamere has also held several roles in finance, mergers and acquisitions and strategic planning.

Seong will join AutoZone from the Dairy Farm Group, where she was the Group Commercial Development Officer supporting development, sourcing, branding and packaging for private-label and exclusive brands in 7,000 retail outlets across 11 Southeast Asian countries. She was also the Chief Commercial Officer for Home Plus, the second largest retailer in Korea and led their merchandising, sourcing and planning teams. Prior to these roles, Seong was Senior Vice President (SVP), General Merchandise Manager for both Walmart and Sam’s Club and VP/Divisional Merchandise Manager, Technology for Walmart Stores, Inc. Seong began her career with General Electric in marketing, planning, brand management and strategy development.

Seong will report to Mark Finestone, Executive Vice President, Merchandising, Marketing, Supply Chain and E-Commerce. Jamere will report to Bill Rhodes. Both will be members of the Company’s Executive Committee.

“We are very excited to have Jamere and Seong join AutoZone. Jamere’s strong business acumen and experiences at Hertz, Nielsen, and GE are well-suited for this position and contributing to the ongoing success of our Company. Seong’s extensive leadership experience in the retail industry, including merchandising and global sourcing, will provide added depth to our talented management team,” said Rhodes.

About AutoZone:
As of May 9, 2020, the Company had 5,836 stores in the U.S., 610 stores in Mexico and 38 stores in Brazil for a total store count of 6,484. AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, AutoZone sells automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com.  AutoZone does not derive revenue from automotive repair or installation.

Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com